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                                                                 EXHIBIT (a)(1)



                     [D&K HEALTHCARE RESOURCES, INC. LOGO]



8235 Forsyth Boulevard
St. Louis, MO 63105
www.dkhealthcare.com

                                                           FOR IMMEDIATE RELEASE

Investors and Financial Media Contact:
Thomas S. Hilton
Chief Financial Officer
D&K Healthcare Resources, Inc.
(314) 727-3485

                     D&K HEALTHCARE RESOURCES TO BE ACQUIRED
                             BY MCKESSON CORPORATION
    D&K Customers Will Gain Access to Expanded Range of Products and Services

ST. LOUIS -July 11, 2005 - D&K Healthcare Resources, Inc. (NASDAQ: DKHR), a leading pharmaceutical, health and beauty products distributor to independent and regional pharmacies, announced today that it has signed a definitive agreement to be acquired by McKesson Corporation (NYSE: MCK), a leading pharmaceutical distributor and healthcare services company. Under the agreement, Spirit Acquisition Corporation, a wholly owned subsidiary of McKesson, will commence a tender offer for all outstanding D&K shares for $14.50 in cash per share. McKesson will also assume D&K's outstanding debt.

"This transaction makes strategic sense for both companies," said J. Hord Armstrong, III, D&K Healthcare's Chairman and Chief Executive Officer. "D&K Healthcare and McKesson share a strong commitment to customer relationships and are both focused on providing good value to the independent and regional pharmacies they serve. That fit is what led McKesson to propose this combination and our board to approve it."

"The anticipated addition of D&K Healthcare demonstrates McKesson's commitment to its core pharmaceutical business and to the independent segment," said Paul Julian, Executive Vice President and Group President, McKesson Corporation. "D&K Healthcare represents a natural fit for McKesson in terms of geographic presence, business model, and customer approach. With its intimate customer relationships and strong regional presence, D&K Healthcare will help complement McKesson's current pharmaceutical distribution footprint. The combination of McKesson's and D&K Healthcare's capabilities will help position both companies' customers to become stronger."

"We've built our business on strong customer relationships and high-touch customer service," Armstrong said. "When this transaction is completed, our customers will enjoy the best of both worlds - the highly personal service they've come to expect from us, coupled with the additional products and services that McKesson provides."


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D&K HEALTHCARE RESOURCES TO BE ACQUIRED BY MCKESSON CORPORATION      PAGE 2 OF 3


The acquisition is expected to close in the third quarter of 2005, subject to customary conditions, including regulatory review. D&K Healthcare will become part of McKesson's U.S. Pharmaceutical business.

ABOUT D&K

D&K Healthcare Resources, Inc., which had fiscal 2004 sales of $2.5 billion, is a full-service wholesale distributor of branded and generic pharmaceuticals and over-the-counter health and beauty aid products. Headquartered in St. Louis, D&K serves three classes of customers from seven distribution centers: independent, and regional pharmacies with locations in one or more of 27 states, primarily in the Midwest, Upper Midwest and South; national accounts that operate locations in multiple regions of the United States; and other healthcare providers including hospitals, alternate-site care providers, and pharmacy benefit management companies in its primary distribution area. D&K also offers a number of proprietary information systems, marketing and business management solutions, and owns Pharmaceutical Buyers, Inc., a leading alternate-site group purchasing service located in Broomfield, Colo. More information can be found at www.dkhealthcare.com.

ABOUT MCKESSON

McKesson Corporation (NYSE:MCK), currently ranked 15th on the Fortune 500, is a healthcare services and information technology company dedicated to helping its customers deliver high-quality healthcare by reducing costs, streamlining processes and improving the quality and safety of patient care. Over the course of its 172-year history, McKesson has grown by providing pharmaceutical and medical-surgical supply management across the spectrum of care; healthcare information technology for hospitals, physicians, homecare and payors; hospital and retail pharmacy automation; and services for manufacturers and payors designed to improve outcomes for patients. More information can be found at www.mckesson.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are inherently subject to risks and uncertainties. The company's actual results could differ materially from those currently anticipated due to a number of factors, including without limitation, the competitive nature of the wholesale pharmaceutical distribution industry with many competitors having substantially greater resources than D&K Healthcare, the company's ability to maintain or improve its operating margins with the industry's competitive pricing pressures, the company's customers and suppliers generally having the right to terminate or reduce their purchases or shipments on relatively short notice, the ability to maintain prime vendor status with cooperative buying groups, the availability of investment purchasing opportunities, the company's ability to complete and integrate acquisitions successfully, the changing business and regulatory environment of the healthcare industry in which the company operates, including manufacturers' pricing or distribution policies or practices, changes in private and governmental reimbursement or in the delivery systems for healthcare products, changes in interest rates, and other factors set forth in reports and other documents filed by D&K Healthcare with the Securities and Exchange Commission from time to time. The reader should not place undue reliance on forward-looking statements, which speak only as of the date they are made. D&K Healthcare undertakes no obligation to publicly update or revise any forward-looking statements.


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D&K HEALTHCARE RESOURCES TO BE ACQUIRED BY MCKESSON CORPORATION      PAGE 3 OF 3


This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of D&K. McKesson has not yet commenced the tender offer described herein. The tender offer will be made only through a tender offer statement. Investors and shareholders are strongly advised to read the tender offer statement (including the offer to purchase and related letter of transmittal) in its entirety when it is filed and becomes available because it will contain important information. At the time the offer is commenced, McKesson will file the tender offer statement with the U.S. Securities and Exchange Commission and D&K will file a solicitation/recommendation statement with respect to the offer. The tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the solicitation/recommendation statement, will be made available to all shareholders of D&K at no expense to them. The tender offer statement (including the offer to purchase, the related letter of transmittal and all other documents filed with the Commission), the solicitation/recommendation statement and other filed documents will also be available for free at the Commission's Web site at: www.sec.gov.